Exhibit 10.18
CUSTOM TRUCK ONE SOURCE, INC.
AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the Amended and Restated 2019 Omnibus Incentive Plan (as amended from time to time, the “Plan”) of Custom Truck One Source, Inc. (f/k/a Nesco Holdings, Inc., the “Company”).
The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:
Subject to the terms of the Agreement, the RSUs will vest in four substantially equal annual installments on each of the first four anniversaries (each such date, a “Vesting Date”) of the vesting commencement date set forth above (the “Vesting Commencement Date”), such that the RSUs will be fully vested on the fourth anniversary of the Vesting Commencement Date.

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

CUSTOM TRUCK ONE SOURCE, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

Exhibit A
RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1Award of RSUs and Dividend Equivalents.
(a)The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.
(b)The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, except as otherwise expressly provided in Section 2.1(b)(ii).
1.3Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
1.1Vesting; Change in Control.
(a)Subject to Section 2.2 hereof and subject to any potential reductions due to mitigation of any excise taxes under Section 4999 of Code as may be set forth in any employment or other agreement Participant and the Company are parties to, the RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.
(b)Notwithstanding the foregoing, if a Change in Control occurs after the Grant Date, and provided that Participant has not incurred a Termination of Service prior to such Change in Control, then:
(i)if the consideration payable for Shares in the Change in Control is at least 80% cash, all unvested RSUs will become vested immediately prior to such Change in Control; and
(ii)if the consideration payable for Shares in the Change in Control is not at least 80% cash, all unvested RSUs will remain outstanding and vest according to and subject to the terms of the vesting schedule in the Grant Notice; provided that, notwithstanding Section 8.2 of the Plan, if any unvested RSUs are not continued, converted, assumed or replaced by the Company or any successor or survivor entity or a parent or subsidiary thereof in such Change in

Control, and Participant has not had a Termination of Service, then immediately prior to the Change in Control such unvested RSUs shall become fully vested.
For the purposes of this Section 2.1(b), (i) the RSUs will not be considered continued, converted, assumed or replaced unless, following the Change in Control, the RSUs or awards into which they were converted have substantially the same economic value immediately following such continuation, conversion, assumption or replacement as the RSUs had immediately prior to such continuation, conversion, assumption or replacement and (ii) for the avoidance of doubt, the Administrator will have the authority to determine whether the consideration payable for Shares in a Change in Control is at least 80% cash.
For the avoidance of doubt, except as otherwise expressly provided in Section 2.1(b)(ii), the RSUs will in all events remain subject to Article VIII of the Plan.
1.2Forfeiture; Termination of Service.
(a)In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise (i) determined by the Administrator, (ii) provided in Section 2.2(b) or 2.2(c) or (iii) provided in a binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the corresponding RSU.
(b)In the event Participant incurs a Termination of Service as a result of a termination by the Company or its Subsidiary without Cause [or by Participant for Good Reason, in each case,] within thirty (30) days prior to a Vesting Date, subject to Participant’s execution of a release of claims in a form reasonably acceptable to the Company and such release of claims becoming effective and irrevocable within 60 days following Participant’s Termination of Service, all unvested RSUs that would have vested on such Vesting Date will become vested immediately prior to such Termination of Service.
(c)In the event Participant incurs a Termination of Service as a result of a termination by the Company or its Subsidiary without Cause [or by Participant for Good Reason, in each case,] upon or within one (1) year following a Change in Control in which the consideration payable for Shares in such Change in Control is not all cash, all then unvested RSUs (or other awards into which they were converted or with which they were replaced) will become vested immediately prior to such Termination of Service.
(d)[For purposes herein, “Good Reason” shall mean the occurrence, without Participant’s written consent of any of the following circumstances: (i) [a significant, material diminution of Participant’s position, duties, responsibilities or status with the Company;] (ii) a material reduction by the Company in Participant’s annual base salary[, other than in connection with broad based salary reductions affecting substantially all similarly situated Company employees]; (iii) a relocation of Participant’s primary work location by more than fifty (50) miles from the work location in effect immediately prior to such relocation, except for reasonable required travel on the Company’s business; or (iv) any breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, Participant’s termination of employment shall not be a termination of employment for Good Reason unless (x) such termination occurs within six (6) months of the initial existence of the condition giving rise to such termination, (y) Participant gives written notice to the Company of the condition giving rise to such termination within ninety (90) days of its initial existence, and (z) the Company does not cure the condition giving rise to such termination within the thirty (30) day period beginning on the date it receives notice from Participant of such condition. The foregoing definition shall not apply to the extent the term “Good Reason” is defined in any employment agreement between the Company and Participant (in which case such other Good Reason definition will instead apply).]

1.3Settlement.
(a)RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date or, if earlier, by March 15 of the year following the year of such vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(b)If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the latest practicable date preceding the payment date, as determined by the Company. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the latest practicable date preceding the payment date, as determined by the Company.
1.4Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article VIII of the Plan.
Article III.
TAXATION AND TAX WITHHOLDING
1.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
1.2Tax Withholding.
(a)The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the RSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
Article IV.
OTHER PROVISIONS
1.1Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.
1.2RSUs Not Transferable. The RSUs shall be subject to the restrictions on transferability set forth in Section 9.1 of the Plan.
1.3Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.4Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
1.5Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.6Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
1.7Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
1.8Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.9Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
1.10Entire Agreement. Except as expressly provided herein, the Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
1.11Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

1.12Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
1.13Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
1.14Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
1.15Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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